Exhibit (d)(2)(ii)

NEUBERGER BERMAN EQUITY FUNDS

MANAGEMENT AGREEMENT

SCHEDULE A

SERIES OF NEUBERGER BERMAN EQUITY FUNDS

Neuberger U.S. Equity Impact Fund

Date: December 18, 2025

NEUBERGER BERMAN EQUITY FUNDS

MANAGEMENT AGREEMENT

SCHEDULE B

RATE OF COMPENSATION

Compensation pursuant to Paragraph 3 of the Management Agreement shall be calculated in accordance with the following schedule:

Fund	Rate of Compensation based on each Fund's average daily net assets

Neuberger U.S. Equity Impact Fund	0.700%

Date: December 18, 2025